Exhibit 99.1

Hatteras Financial Corp. Announces Second Quarter 2008 Financial Results

For Immediate Release

WINSTON SALEM, N.C. – July 29, 2008 – Hatteras Financial Corp. (NYSE: HTS) (“Hatteras” or “the Company”), today announced financial results for the second quarter ended June 30, 2008.

Second Quarter 2008 Highlights

•	Raised $256 million through initial public offering on April 30, 2008

•	IPO proceeds deployed at June 30, 2008

•	Declared a $0.75 per common share dividend related to second quarter earnings

•	Became a component of the Russell 2000® and 3000® indices

Compared to the first quarter of 2008:

•	Increased portfolio of agency guaranteed securities to $5.1 billion on June 30, 2008, from $3.0 billion on March 31, 2008

•	Net income increased to $20.4 million from $8.3 million

•	Net return on average equity increased to 15.9% from 12.3%

•	Net interest spread increased to 2.33% from 1.55%

Second Quarter 2008 Results

During the second quarter of 2008, Hatteras earned $0.88 per weighted average share on net income of $20.4 million, compared to $0.71 per weighted average share on net income of $8.3 million during the first quarter. This represents an increase of 23.9% per weighted average share. This increase was generally the result of higher net interest margin, due to lower short term funding costs, higher leverage and a larger portfolio of earning assets.

Net interest income for the second quarter ended June 30, 2008, was $22.6 million, compared to $9.7 million for the first quarter ended March 31, 2008. The Company incurred $2.2 million of operating expenses in the second quarter, compared to $1.3 million during the first quarter.

During the second quarter, the Company purchased $2.2 billion of agency guaranteed hybrid adjustable rate mortgage securities (ARMs), and the total ARM portfolio increased to $5.1 billion at June 30, 2008, up from $3.0 billion at March 31, 2008. The growth in income was partially due to the increase in earning assets during the quarter and in part to the improvement in the spread between the yield on average earning assets and the cost of funds. The annualized yield on average assets was 5.03% for the second quarter, and the annualized cost of funds on the average liabilities (including hedges) was 2.70%. This resulted in an interest rate spread of 2.33% for the quarter ended June 30, 2008, an increase of 79 basis points from the quarter ended March 31, 2008.

“The second quarter included some very important achievements for Hatteras, the foremost being our accretive IPO in late April,” said Michael Hough, Chief Executive Officer. “Even though we were under-invested during May and June, we are very pleased to have been able to distribute a $0.75 dividend of earnings to our shareholders, which equates to a 12.50% annualized yield at our $24 IPO share price. We entered the quarter in a strong position and systematically invested the net proceeds of the offering throughout the rest of the quarter, according to our plan. Interest rates were volatile during the quarter, which gave us pockets of opportunity to attractively invest and to hedge. We successfully achieved our goal of being fully invested at quarter end, and we are pleased to now be in position to realize the full potential of the earnings margin we have in place. We were able to capitalize this quarter on turbulence in the markets and the spread volatility that came with it, and we will continue to look for investment opportunities in the future.

“It is in times like now that we believe our strategy of investing in the highest-quality assets and managing our balance sheet prudently for the long term is validated. Running our leverage as a function of our liquidity has allowed us to maintain a strong operating position throughout the credit market turmoil. As credit concerns moderate, we expect to see additional improvement in our market and relative spreads on agency securities to tighten. In recent months, we’ve seen the aggressive support out of Washington for the mortgage market as a whole, and for Fannie Mae and Freddie Mac, and we are very comfortable that our short-duration, agency-only strategy is well positioned to provide attractive long-term, risk-adjusted returns.”

Initial Public Offering

On April 30, 2008, Hatteras successfully completed an initial public offering of 11.5 million shares of common stock, raising $256 million of new common equity, bringing the total number of common shares outstanding to 26,777,037 and total equity raised since inception to $572 million.

Dividend

Hatteras declared common dividends of $0.75 per share with respect to the three months ending June 30, 2008, up from $0.52 per share with respect to the period ending March 31, 2008, and $0.17 per share for the quarter ending December 31, 2007. Using the June 30, 2008, closing share price of $22.99, the Company’s stock returned an annualized dividend yield of 13.05% during the second quarter of 2008.

Portfolio

In May and June, following the completion of the IPO, the Company methodically deployed the new capital into the acquisition of approximately $2.2 billion of Fannie Mae- and Freddie Mac-backed 3-1, 5-1 and 7-1 hybrid, adjustable-rate mortgage securities and now considers the IPO proceeds to be fully invested. Of the new acquisitions, $0.7 billion settled around May 24, $1.2 billion settled around June 24 and $0.3 billion settled after the end of the quarter, on July 2.

The $5.1 billion portfolio of agency mortgage-backed securities at June 30, consisted of 6.9% 3-1 hybrid ARMs, 62.8% 5-1 hybrid ARMs and 30.3% 7-1 hybrid ARMs. Of this total portfolio, 71.6% carries the support of Fannie Mae and 28.4% is supported by Freddie Mac. At June 30, 2008, the weighted-average term to the next interest rate reset date was approximately 61 months.

During the second quarter of 2008, the expense of amortizing the agency securities’ premium was $1.7 million, compared to $1.2 million during the first quarter of 2008, reflecting the larger portfolio size in the quarter. The weighted-average principal pay-down rate (scheduled and unscheduled principal payments as a percentage of the weighted-average portfolio, on an annual basis) during the second quarter was 12%, compared to 15% during the first quarter. The pay-down rate during the second quarter was lower than the pay-down rate estimated over the long term, because most of the purchased securities were newly issued and had minimal unscheduled repayments in the quarter.

At June 30, the estimated yield on the portfolio was 5.03%, based on a weighted-average coupon of 5.29% and average amortized cost of 101.25%. Hatteras seeks to maintain a low average dollar price on its securities, as this makes amortization expense more predictable and mitigates the effect of changing prepayment speeds.

Portfolio Financing and Leverage

At June 30, 2008, Hatteras had financed its portfolio with approximately $4.4 billion of borrowings under repurchase agreements bearing fixed interest rates until maturity. An additional $253 million of borrowings were initiated on July 2 to finance the acquisition of $320 million of new securities that settled on that date. At June 30, 2008, the weighted-average term to maturity of all repurchase funding was approximately 3.5 months. Of this amount, $400 million were longer term repurchase agreements with an estimated average term of 24 months. In addition to using longer-term repurchase financing, the Company uses interest rate swap agreements to hedge against the interest rate risk associated with financing the Company’s portfolio using short term borrowings. At June 30, the Company had entered into interest rate swaps with a notional amount of $1.0 billion. These agreements, which are indexed to the 30-day LIBOR, have an average remaining term of 32 months at an average fixed rate of 3.26%.

The Company’s debt-to-equity ratio at June 30, 2008, was 7.8 to 1. Taking into account the additional $253 million of borrowings originated to fund $320 million of new securities acquisitions that settled on July 2, the Company’s debt-to-equity ratio was approximately 8.3 to 1.

Book Value

The Company’s book value (shareholders’ equity) per common share on June 30, 2008, was $20.96, down $0.61 from the March 31, 2008, book value of $21.57. The decline in book value during the quarter represents the combination of accretion from the April offering, a net decline in the value of the securities portfolio and an increase in the value of derivative positions. From March 31 to June 30, the yield on the two-year Treasury note rose 104 basis points, and the corresponding spread relationship between hybrid ARMs to the two-year Treasury curve declined approximately 40 basis points, resulting in a net lower valuation on our securities. The increase in U.S. Treasury note yields also resulted in an increase in the values of our interest rate swap positions.

First Half 2008 Results

During the first six months of 2008, Hatteras generated net interest income of $32.3 million. The Company incurred $3.6 million of operating expenses for the period. After deducting operating expenses, Hatteras generated net income of $28.7 million, or $1.61 per diluted share. Annualized return on average equity for the first six months of 2008 was 14.66%. Book value per common share increased $1.20 from $19.76 on December 31, 2007, to $20.96 on June 30, 2008. In addition to the IPO shares, the Company issued 6.9 million shares of common stock at a price of $24 per share through a private offering on February 5, 2008, which was accretive to our initial offering price in 2007 of $20 per share.

For the six months ended June 30, 2008, the annualized yield on average assets during the period was 5.10%, and the annualized cost of funds on the average repurchase balance was 3.03%. This resulted in an interest rate spread of 2.07%.

Conference Call

The Company will host a conference call at 11:00 a.m. EDT on July 30, 2008, to discuss financial results for the second quarter ended June 30, 2008. To participate in the event by telephone, please dial (800) 860-2442 five to 10 minutes prior to the start time (to allow time for registration) and reference passcode 421613. International callers should dial (412) 858-4600. The conference call will be broadcast live over the Internet and can be accessed by all interested parties at Hatteras’ Web site at www.hatfin.com. To listen to the call, please visit the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live webcast, an audio replay of the conference call will be archived on Hatteras’ Web site for 90 days. A digital replay of the call will also be available on Wednesday, July 30, at approximately 2:00 p.m. EDT through Monday,

August 11, at 9 a.m. EDT. Dial (877) 344-7529 and enter the conference ID number 421613. International callers should dial (412) 317-0088 and enter the same conference ID number.

About Hatteras Financial Corp.

Hatteras Financial is a real estate investment trust formed in 2007 to invest exclusively in adjustable-rate and hybrid adjustable-rate single-family residential mortgage pass-through securities guaranteed by U.S. Government-sponsored agencies, such as Fannie Mae, Freddie Mac or Ginnie Mae. Based in Winston-Salem, NC, Hatteras is managed and advised by Atlantic Capital Advisors LLC. Hatteras is a component of the Russell 2000® and the Russell 3000® indices.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include the risk factors discussed in the Company’s Registration Statement on Form S-11, as amended, filed with the Securities and Exchange Commission on February 20, 2008. Accordingly, there is no assurance that the Company’s expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For Information:

Kenneth A. Steele, Chief Financial Officer

Hatteras Financial Corp.

(336) 760-9331

Mark Collinson, Partner

CCG Investor Relations

(310) 231-8600 ext. 117

www.ccgir.com

Hatteras Financial Corp.

Phone (336) 760.9331

Fax (336) 760.9391

110 Oakwood Drive, Ste 340

Winston-Salem, NC 27103

www.hatfin.com

– Financial Tables Follow –

Table 1

Balance Sheets

(in thousands)

	June 30, 2008	December 31, 2007
	(unaudited)
Assets
Mortgage-backed securities, at fair value (including pledged assets of $4,639,175 and $1,540,718 at June 30, 2008 and December 31, 2007, respectively)	$5,097,189	$1,619,290
Cash and cash equivalents	147,226	18,442
Restricted cash	5,912	—
Receivables and other assets	46,355	8,656

Total assets	$5,296,682	$1,646,388

Liabilities and shareholders’ equity
Repurchase agreements	$4,387,739	$1,475,512
Interest rate hedge liability	1,792	—
Payable for unsettled securities	319,541	—
Accounts payable and other liabilities	26,434	5,520

Total liabilities	4,735,506	1,481,032

Shareholders’ equity:
Preferred Stock, $.001 par value, 10,000,000 shares authorized, none outstanding at June 30, 2008 and December 31, 2007	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 26,777,037 and 8,368,037 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	27	8
Additional paid-in capital	572,296	157,249
Retained earnings	1,692	1,248
Accumulated other comprehensive (loss)/income	(12,839)	6,851

Total shareholders’ equity	561,176	165,356

Total liabilities and shareholders’ equity	$5,296,682	$1,646,388

Table 2

Statements of Income

(in thousands, except per share amounts)	Three months Ending June 30, 2008 (Unaudited)	Six months Ending June 30, 2008 (Unaudited)	Period from September 19, 2007 (Date of Inception) to December 31, 2007
Interest income:
Interest income on mortgage-backed securities	$42,531	$68,040	$6,718
Interest income on short-term cash investments	915	1,453	578

Interest income	43,446	69,493	7,296

Interest expense	20,823	37,210	5,332

Net interest income	22,623	32,283	1,964

Operating expenses:
Management fee	1,570	2,497	367
Share based compensation	294	599	203
General and administrative	358	471	146

Total operating expenses	2,222	3,567	716

Net income	$20,401	$28,716	$1,248

Earnings per share - common stock, basic and diluted	$0.88	$1.61	$0.15

Dividends per share	$1.10	$1.44	$—

Weighted average shares outstanding (thousands)	23,109	17,817	8,368

Table 3

Key Statistics

(Amounts are unaudited and subject to change)

	For the Quarter ending
	June 30, 2008	March 31, 2008
Average MBS	$3,382,343	$1,952,718
Average Repurchase Agreements	$3,083,103	$1,779,171
Average Equity	$512,128	$271,477
Average Portfolio Yield (A)	5.03%	5.23%
Average Cost of Funds (B)	2.70%	3.68%
Interest Rate Spread (A-B)	2.33%	1.55%
Return on Average Equity	15.93%	12.25%
Average Annual Principal Pay Down Rate	12.37%	15.42%
Debt to Equity (at quarter end)	7.8:1	8.3:1
Book Value per Common Share (at quarter end)	$20.96	$21.57

Note: The average data presented above are computed from the Company’s books and records, using daily weighted values. All percentages are annualized.

Table 4

Mortgage-backed Securities Portfolio as of June 30, 2008

(Amounts are unaudited and subject to change)

( In Thousands)	MBS Amortized Cost	Net Unrealized Loss	Net Unrealized Gain	Estimated Fair Value	% of Total
Agency MBS
Fannie Mae Certificates	$3,662,270	$(23,434)	$8,605	$3,647,442	71.6%
Freddie Mac Certificates	1,455,107	(9,654)	4,295	1,449,747	28.4%

Total MBS	$5,117,377	$(33,088)	$12,900	$5,097,189

(dollars In thousands) Months to Reset	% of Portfolio	Current Face value	Weighted Avg. Coupon	Weighted Avg. Amortized Purchase Price	Market Value
0-36	6.90%	$347,512	5.16%	101.19%	$351,951
37-60	62.79%	3,167,706	5.31%	101.29%	3,200,437
61-85	30.31%	1,538,844	5.29%	101.20%	1,544,801

	100.00%	$5,054,061	5.29%	101.25%	$5,097,189

Table 5

Repo Borrowings June 30, 2008

(Amounts are unaudited and subject to change)

	June 30, 2008
(in thousands)	Balance	Weighted Average Contractual Rate
Within 30 days	$2,586,487	2.48%
30 days to 3 months	1,401,252	2.47%
3 months to 36 months	400,000	3.20%

	$4,387,739	2.54%

Repurchase Lines Outstanding as of June 30, 2008

Purchase Agreement Counterparties	Amount Outstanding ($000)	Percent of Total Amount Outstanding
Bank of America	$537,186	12.4%
Deutsche Bank	488,619	11.1%
Credit Suisse First Boston	466,680	10.6%
Morgan Stanley	461,670	10.5%
BNP Paribas	460,708	10.5%
Wachovia Bank	446,161	10.2%
Citibank	400,000	9.1%
Barclays Bank	299,695	6.8%
Merrill Lynch	273,595	6.2%
Greenwich Capital	192,983	4.4%
JP Morgan	167,470	3.8%
Lehman Brothers	103,761	2.4%
Morgan Keegan	89,211	2.0%

Total	$4,387,739	100.0%

Table 6

Hatteras Swap Portfolio as of June 30, 2008

(in thousands) Counterparty	Notional Amount	Beginning Date	Ending Date	Remaining Term in Months	Fixed Interest Rate in Contract
J. P. Morgan	$100,000	1/31/2008	7/30/2010	25	2.85%
Merrill Lynch	50,000	2/7/2008	5/31/2010	23	2.69%
Merrill Lynch	50,000	2/13/2008	5/20/2010	23	2.67%
Bank of America	100,000	3/4/2008	3/31/2011	33	2.75%
Bank of America	100,000	4/21/2008	4/20/2011	34	2.80%
Merrill Lynch	100,000	5/13/2008	8/31/2011	39	3.26%
Merrill Lynch	100,000	5/30/2008	5/31/2011	36	3.46%
Bank of America	100,000	5/30/2008	11/30/2010	29	3.29%
Credit Suisse	100,000	6/30/2008	1/31/2011	32	3.89%
Credit Suisse	100,000	6/30/2008	12/31/2010	30	3.86%
Deutsche Bank	100,000	7/2/2008	6/30/2011	37	3.76%

	$1,000,000		weighted average	32	3.26%